Exhibit 99

FOR IMMEDIATE RELEASE

For:	Fremont Michigan InsuraCorp, Inc.
933 E. Main
Fremont, Michigan 49412

Contact: Kevin Kaastra, Vice President of Finance, 231-924-0300

Fremont Michigan InsuraCorp, Inc. Reports 2008 Annual and Fourth Quarter Earnings

•	2008 annual net income of $2.08 per diluted share

•	Fourth quarter net income of $0.13 per diluted share

•	2008 annual combined ratio of 94.5%

•	Fourth quarter combined ratio of 104.8%

•	Book value per share of $22.59

Fremont, Michigan, February 23, 2009 — Fremont Michigan InsuraCorp, Inc. (Fremont) (OTC BB: FMMH) today reported net income for the year ended December 31, 2008 of $3.8 million, or $2.08 per diluted share, compared to $4.9 million, or $2.69 per diluted share, for the year ended December 31, 2007. Operating income in the current year was $5.5 million, or $3.09 per share, compared to $4.9 million, or $2.78 per share, in the prior year, an increase of 11.2%.

Net income for the fourth quarter of 2008 was $237,000, or $.13 per diluted share, compared to $2.4 million, or $1.32 per diluted share, for the quarter ended December 31, 2007. Operating income in the current year quarter was $174,000, or $.10 per share, compared to $2.8 million, or $1.59 per share, in the prior year quarter.

Consolidated Highlights (Unaudited)	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	%	2008	2007	%
Consolidated revenues	$13,281,460	$12,327,267	7.7%	$50,204,186	$47,388,150	5.9%
Net income	$237,282	$2,399,813	-90.1%	$3,760,588	$4,884,358	-23.0%
Weighted average shares outstanding	1,748,143	1,779,280	-1.7%	1,770,025	1,779,065	-0.5%
Basic earnings per share	$0.14	$1.35	-89.6%	$2.12	$2.75	-22.9%
Diluted earnings per share	$0.13	$1.32	-90.2%	$2.08	$2.69	-22.7%
Operating income (loss) (1)	$173,516	$2,820,460	-93.8%	$5,464,237	$4,943,050	10.5%
Operating income per share (1)	$0.10	$1.59	-93.7%	$3.09	$2.78	11.2%
Cash dividends declared per share	$0.03	$—		$0.06	$—
Book value per share	$22.59	$22.16	1.9%	$22.59	$22.16	1.9%

(1)	Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

During 2008, Fremont generated a return on shareholders’ equity of 9.6%, returned $837,000 to our shareholders through share repurchases and cash dividends and increased our book value by 1.9%.

“The strength of income from insurance operations reflects the quality of the Michigan agencies which support our Company with target market business,” stated Richard E. Dunning, President and CEO. “This strength is further complemented by a highly talented, focused and committed employee base to provide solid year end operating results.”

Consolidated Statement of Income

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Direct premiums written	$15,749,781	$13,564,772	$60,882,499	$53,956,318

Net premiums written	$12,867,846	$10,952,595	$50,025,098	$44,003,623

Net premiums earned	$12,441,291	$11,033,800	$47,503,121	$42,773,737
Loss and LAE	9,212,659	4,739,271	29,019,298	24,424,346
Policy acquisition and other underwriting expenses	3,828,840	4,235,825	15,847,386	15,896,842

Underwriting gain (loss)	(600,208)	2,058,704	2,636,437	2,452,549
Other revenue (expense) items
Net investment income	598,125	628,308	2,212,972	2,165,070
Net realized gains (losses) on investments	66,445	531,711	(126,735)	1,977,742
Other income	175,599	133,448	614,828	471,601
Interest expense	—	—	—	(146,170)

Total other revenue (expense) items	840,169	1,293,467	2,701,065	4,468,243

Income before federal income taxes	239,961	3,352,171	5,337,502	6,920,792
Federal income tax expense	2,679	952,358	1,576,914	2,036,434

Net income	$237,282	$2,399,813	$3,760,588	$4,884,358

Earnings per share
Basic	$.14	$1.35	$2.12	$2.75
Diluted	$.13	$1.32	$2.08	$2.69

Loss and LAE ratio	74.0%	43.0%	61.1%	57.1%
Policy acquisition and other underwriting expense ratio	30.8%	38.4%	33.4%	37.2%
Combined ratio	104.8%	81.4%	94.5%	94.3%

Direct premiums written increased 16.1% during the quarter and 12.8% for the year led by the personal and commercial segments. Personal growth continues to be led by personal auto and homeowners, up 25.2% and 8.6%, respectively, for the year. Commercial growth came from commercial auto, workers compensation, as well as business owners and commercial package policies.

The Company’s loss and LAE ratio increased to 74% during the fourth quarter 2008 compared to 43% in the fourth quarter 2007. The increased loss ratio was primarily a result of higher losses in the homeowners and personal auto lines. During the month of December 2008, Michigan experienced significant snow accumulation, freezing temperatures, as well as, high winds all of which resulted in an increase in property losses. In addition, the Company experienced an increase in personal auto losses during the quarter. For the year, the Company ended with a loss and LAE ratio of 61.1% which is up from the previous year’s loss and LAE ratio of 57.1%. The increase was caused by higher property and personal auto losses during 2008 offset by reduced loss and LAE experienced in the commercial segment.

The Company’s expense ratio for the fourth quarter and the year dropped 7.6 percentage points to 30.8% and 3.8 percentage points to 33.4%, respectively. The declining expense ratio is driven by growth in net premiums earned, lower assessments from state mandated pools and associations in 2008 and a reduction in salaries and wages tied to lower employee profit sharing.

For 2008, the Company generated an underwriting profit of $2.6 million and a combined ratio of 94.5% compared to $2.5 million and 94.3% in 2007.

Kevin G. Kaastra, Vice President of Finance, stated, “We were disappointed with our underwriting results in the fourth quarter, however, I believe our 2008 combined ratio of 94.5% reflects our commitment to underwriting discipline. We are very cognizant of the economic environment in Michigan which has only increased our focus on underwriting and price adequacy.”

Investments

Gross investment income increased 2.6% in 2008 compared to the 2007. Investment income from fixed maturities increased 13.5% in 2008; this was offset by a decrease in income from equity securities and cash and cash equivalents of 36.6% and 57.3%, respectively.

Gross income from the fixed portfolio increased due to steady growth in the portfolio’s book value. The fixed portfolio’s tax equivalent book yield and effective duration were 4.96% and 4.4 years, respectively, as of December 31, 2008 compared to 5.33% and 5.1 years, respectively, as of December 31, 2007.

The decline in income from equity securities was due to lower mutual fund dividend distributions received in 2008 while the decline in income from cash and cash equivalents was driven by lower cash balances and a declining interest rate environment during 2008.

We do not hold nor have we incurred any losses associated with sub-prime securities. During 2008, we did recognize an other than temporary impairment write-down of $362,000 on a corporate bond. Our fixed maturity portfolio has an overall average credit rating of AA+. The majority of our residential mortgage-backed securities were issued by government sponsored agencies. Our municipal securities maintain a composite AA- rating. Individual municipal securities have a minimum A category underlying rating and are allocated to higher quality general obligation or essential service revenue sectors.

Non-GAAP Financial Measures

We believe that disclosure of certain Non-GAAP financial measures enhances investor understanding of our financial performance. The following Non-GAAP financial measures are utilized in this release:

Operating income is income before federal income tax expense excluding net realized investment gains. Because our calculation may differ from similar measurements used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. We include this measurement because we believe it illustrates the performance of normal, ongoing operation, which is important in understanding and evaluating the company’s financial condition and results of operations.

Combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent generally indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss adjustment expense ratio (referred to as the “loss and LAE ratio”) and the expense ratio. When prepared in accordance with GAAP, the loss and LAE ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing policy acquisition and other underwriting expenses by net premiums earned.

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock is listed on the OTC Bulletin Board (OTCBB) under the symbol “FMMH.”

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc. For a list of factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on the Company will be those anticipated by management.

Consolidated Balance Sheets

	December 31, 2008	December 31, 2007
Assets
Investments:
Fixed maturities available for sale, at fair value	$53,958,783	$50,528,874
Equity securities available for sale, at fair value	4,560,368	8,305,133
Mortgage loans on real estate from related parties	247,000	253,656

Total investments	58,766,151	59,087,663
Cash and cash equivalents	6,576,564	4,033,158
Premiums due from policyholders, net	8,888,334	7,852,730
Amounts due from reinsurers	6,844,407	6,588,847
Prepaid reinsurance premiums	465,006	258,875
Accrued investment income	594,776	533,843
Deferred policy acquisition costs	3,596,147	3,334,001
Deferred federal income taxes	4,741,726	2,920,648
Property and equipment, net of accumulated depreciation	2,455,766	2,500,988
Other assets	30,670	43,905

	$92,959,547	$87,154,658

Liabilities and Stockholders' Equity
Liabilities:
Losses and loss adjustment expenses	$21,369,524	$18,058,919
Unearned premiums	25,455,624	22,727,515
Reinsurance funds withheld and premiums ceded payable	161,845	199,463
Accrued expenses and other liabilities	6,657,625	6,742,803

Total liabilities	53,644,618	47,728,700

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 1,740,154 and 1,779,321 shares issued and outstanding at December 31, 2008 and 2007, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	8,653,443	7,722,424
Retained earnings	32,507,143	30,395,771
Accumulated other comprehensive income (loss)	(1,845,657)	1,307,763

Total stockholders’ equity	39,314,929	39,425,958

Total liabilities and stockholders’ equity	$92,959,547	$87,154,658